Exhibit 10.15

Waiver of Certain Benefit Entitlements Under the

Prudential Financial, Inc. Executive Change of Control Severance Program

I participate in the Prudential Financial, Inc. Executive Change of Control Severance Program (the “Program”). In the event that I become entitled to severance benefits under the Program following the occurrence of a Change of Control, they will be calculated based on a multiple of my “Annual Compensation.” Under the Program, Annual Compensation is generally defined as the sum of (i) a Participant’s annual Base Pay, and (ii) the average of the annual incentive compensation payments to the Participant for the three most recent calendar years (or, if less, the number of calendar years during which the Participant was employed by the Company or any Subsidiary) prior to the Participant’s Year of Termination.

I agree and acknowledge that a portion of my annual incentive compensation payment in respect of 2009 will include an amount in recognition of the gain realized by Prudential Financial, Inc. (the “Company”) in connection with the sale of its interests in the joint venture formed with Wachovia Securities (the “Wachovia Component”). The Company will identify to me the amount of the Wachovia Component. I also understand that the Wachovia Component of my annual incentive compensation payment relates to a one-time, nonrecurring event. I further understand that the Board of Directors and Compensation Committee intend that the Wachovia Component not be taken into account in determining other benefits, including any severance benefits that may become payable under the Program. The Company intends to amend the applicable executive and employee benefit plans to effect such exclusion.

Under the Program, no amendment that adversely affects participants will be “given any effect until the expiration of one year from the date that Participants are given written notice” of such amendment or termination. Thus, without my consent and waiver, the amendment to exclude the Wachovia Component from the determination of Annual Compensation under the Program would not be effective until one year after the requisite notice is given.

I hereby agree that, notwithstanding the terms of the Program (including the provisions thereof related to the time at which amendments become effective), in the event that I should become entitled to receive severance benefits under the Program, the Wachovia Component will be excluded from the definition of “Annual Compensation” and I will not receive any severance benefits based upon the Wachovia Component.

Signed:

Dated:	Print Name: